Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

We consent to the use in this Post-Effective Amendment No. 1 to the Registration Statement (No. 333-205832) on Form S-1 of Aethlon Medical, Inc. (the “Company”) of our report dated June 29, 2016, relating to the consolidated financial statements of Aethlon Medical, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s ability to continue as a going concern), appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to our firm under the heading "Experts" in such Prospectus.

/s/ SQUAR MILNER LLP

San Diego, California

July 22, 2016